NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 23, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 12, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of SPDR Series Trust SPDR S&P 600 Small Cap ETF became effective on June 9, 2023. Holders of SPDR S&P 600 Small Cap ETF will receive a number of shares of beneficial interest of SPDR Portfolio S&P 600 Small Cap ETF with an aggregate value equal to the current net asset value of the SPDR S&P 600 Small Cap ETF shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on June 12, 2023.